                                                                    EXHIBIT 10.8


                                            February 26, 2001


Mr. Robert H. Slater
816 Emerald Drive
Alexandria, VA 22308

Dear Mr. Slater:

This letter agreement (the "Agreement") confirms the terms of the termination of Executive's employment with AvalonBay Communities, Inc. (the "Company," a term which for purposes of this Agreement includes its related or affiliated entities).

1. MODIFICATION OF EXISTING EMPLOYMENT AGREEMENT. Robert H. Slater ("Executive") and the Company acknowledge that they are parties to a certain written employment agreement dated March 9, 1998, as amended by them on July 30, 1999 (collectively, "Employment Agreement"). This letter, when executed by the parties hereto, constitutes an amendment to the Employment Agreement, in accordance with Section 11 thereof.

2. TERMINATION DATE. It is mutually agreed that the effective date of termination of Executive's Employment Agreement, except for certain provisions thereof as provided herein, shall be March 29, 2002 or such earlier date as the Company and Executive may reasonably agree ("Termination Date"). Notwithstanding anything to the contrary in Sections 1 or 7(c)(iv) of the Employment Agreement, the Company shall not be obligated to give to Executive Notice of Nonrenewal pursuant to
         Section 1 of the Employment Agreement and Executive waives receipt of such notice.

3. DEPARTURE DATE. Notwithstanding the provisions of paragraph 2, Employment Duties, of the Employment Agreement, it is agreed that Executive shall cease serving as the Executive Vice President of the Company on April 30, 2001, or such other date as shall be mutually agreeable to the Company and Executive (the "Departure Date"), and Executive's current duties and authority shall thereupon cease. Such cessation of title, duties, and responsibilities shall in no event constitute a Constructive Termination without Cause. Executive agrees that as of the Departure Date he shall be deemed to have resigned as an officer of AvalonBay Communities, Inc. and as a director and/or officer of all subsidiaries and affiliates thereof, as applicable.

4.       CONSULTING DUTIES.

         (a) CONSULTING SERVICES. From and after the Departure Date, and until March 29, 2002 (the "Consulting Period"), Executive will perform services for the Company as a consultant. The legal status of Executive's consultancy will be as an independent contractor. Executive will make himself available to perform consulting services, including, but not limited to, legal assistance services, on a part-time basis only, at times and upon notice reasonably acceptable to Executive. The Company agrees to utilize the consulting services of Executive at times and places which do not interfere with Executive's post-departure business or employment activities. During the Consulting Period, Executive shall be free to pursue other business opportunities or employment, except to the extent that such other business opportunities or employment violate Section 13(d) hereof. Executive shall not be required to provide consulting services in a manner that unreasonably interferes with his ability to pursue such other business opportunities or employment.

         (b) TECHNICAL SUPPORT. During the Consulting Period, and, in any event until at least March 29, 2002, the Company will maintain for Executive at its headquarters a direct dial telephone number, voicemail, the reasonable support of an administrative assistant and, at reasonable times and upon reasonable notice, information technology support. In addition to using these resources as a consultant to the Company, Executive may use these resources for personal use as well.

5.       COMPENSATION/BENEFITS UNTIL TERMINATION DATE.

         (a) BASE SALARY. From and after the Departure Date and until the Termination Date, Executive will continue to receive his base salary (at its rate as adjusted in February 2001 for commencement on March 1, 2001) in accordance with Section 3(a) of the Employment Agreement.

         (b) BONUSES. In respect of the bonus provided in Section 3(b) of the Employment Agreement, the Company agrees to pay the Executive a full cash bonus for the year 2001 at the time such year 2001 bonuses are paid to other Company officers, i.e., on or about February 2002. The cash bonus paid to the Executive for 2001 will be $253,328 (i.e., the average of Executive's cash bonuses received in respect of 1998 (225,000), 1999 ($214,828) and 2000 ($320,158)). No other bonus or bonuses pursuant to Section 3(b) of the Employment Agreement will be paid.

         (c) MEDICAL INSURANCE/PHYSICAL. From and after the Departure Date and until the Termination Date, the Company will continue to provide to Executive and Executive's immediate family the health insurance which Executive and Executive's family are receiving pursuant to Section 3(c) of the Employment Agreement, including one comprehensive physical after the date hereof (with no reimbursement for travel related to obtaining such physical).

         (d) LIFE INSURANCE/DISABILITY INSURANCE. From and after the Departure Date and until the Termination Date, the Company will continue to provide the Executive Life Insurance/Disability Insurance benefits as currently provided pursuant to Section 3(d) of the Employment Agreement.

         (e) STOCK GRANTS. Executive shall be eligible for an employee stock grant for the year 2001 on the same basis as other senior managers of the Company as if Executive had served as an employee under the provisions of the Employment Agreement for the full year 2001. The grant will be made at the same time as grants are made to other senior managers of the Company for the year 2001. The grant (the "2001 Grant") will be fully vested and freely tradable when conferred. The grant will be determined by applying to Executive's target grant level for the year 2001 (which is the same as Executive's potential target grant level as for the year 2000) the same percentage realization as is applied to other senior managers of the Company whose percentage realization is determined in the same manner. In addition, on or about February 2002, restricted shares granted in prior years that were scheduled to vest at that time shall vest in accordance with their terms (the "2002 Vesting Shares").

         (f) STOCK OPTIONS. On or prior to the Departure Date, the Company shall grant to Executive 46,375 employee stock options, and thereafter Executive shall not be eligible to receive any other award of stock options for the year 2001. Such options will expire on February 15, 2007, which will be unaffected by the termination of the Employment Agreement or the termination of Executive's employment. The Executive shall enter into the Company's standard form option agreement as currently in use, and such option award shall be subject to the provisions of such stock option agreement as modified by the terms of this Agreement (collectively, the "Stock Option Agreement").

         (g) BUSINESS EXPENSES. The Company shall reimburse Executive for reasonable and customary business expenses incurred by Executive in the course of performing Executive's consultant duties for the Company through the Termination Date

6.       COMPENSATION/BENEFITS FOLLOWING TERMINATION DATE.

         (a) COVERED AVERAGE COMPENSATION. The Company shall provide Executive, for twelve (12) consecutive months, commencing with April 2002, a gross monthly payment in the amount of $116,536 (i.e., $1,398,437 in the aggregate). Executive and Company agree that this amount fulfills Company's obligations under Section 7(c) of the Employment Agreement. The Company may elect to make these payments at the times that the Company's regular payroll checks are issued, such that the gross aggregate amount of $1,398,437 is paid over a 12 month period by payment of regular payroll checks or direct deposit.

         (b) MEDICAL AND DISABILITY BENEFITS. The Company will continue, without cost to Executive, benefits comparable to the medical and disability benefits provided to Executive immediately prior to the Termination Date under Sections 3(c) and 3(d) of the Employment Agreement for a period of twenty-four (24) months following the Termination Date or until such earlier date as Executive may obtain comparable benefits through other employment (whether self-employment or otherwise). Upon obtaining medical or disability benefits through other employment comparable to those provided to Executive under Sections 3(c) or 3(d) of the Employment Agreement, Executive will promptly notify the Company in writing.

         (c) SPLIT-DOLLAR LIFE INSURANCE POLICY. The Company will continue to pay, for so long as such payments are due, all premiums then due and payable on, but only to the extent relating to the whole-life portion of, the split-dollar life insurance policy obtained pursuant to Section 3(d) of the Employment Agreement; provided that the Company's obligation to pay under this Section 6(c) are conditioned upon Executive's payment of all premiums payable on, but only to the extent relating to the term life portion of, said split-dollar life insurance policy. Executive agrees to cooperate with the Company in verifying Executive's continuing satisfaction of the foregoing condition. The Company agrees to promptly notify Executive, and Executive agrees to promptly notify the Company, of any premium notice or other notice it or Executive receives from the insurer relating to the policy. In the event that the Company determines its obligation to make payments under this Section 6(c) has ceased by reason of Executive's nonpayment of premiums relating to the life insurance portion of said split-dollar life insurance policy, the Company shall provide Executive with thirty
         (30) days' written notice of its intent to terminate payments hereunder. Such notice shall identify specifically Executive's nonpayment of the term life insurance premium as the basis upon which the Company asserts its right to cease payments and shall provide Executive with a reasonable opportunity to cure.

         (d) STOCK GRANTS. In addition to the 2001 Grant and the 2002 Vesting Shares referred to in Section 5(e), all other shares of the Company's stock that Executive was granted as restricted shares shall vest as of the Termination Date. Upon the occurrence of the Termination Date, the Company shall (or the Company shall cause the Company's transfer agent to) (i) promptly deliver to Executive certificates representing such shares with no restrictive legends, and such shares shall be freely transferable by Executive subject to applicable securities laws; and
         (ii) remove or cause to be removed all restrictive legends on shares previously issued to Executive. Executive acknowledges that the Company has advised him to consult an attorney regarding Executive's continuing obligations under Section 16 of the Securities Exchange Act of 1934, as amended, Rule 144 promulgated under the Securities Act of 1933, as amended, as well as other federal and state securities laws, including insider trading laws and regulations. For convenience, EXHIBIT A sets forth a list of all shares of restricted stock Executive was granted and that (to the extent Executive has not disposed of any prior to such date) Executive will retain following the Date of Termination.

        (e)      STOCK OPTIONS.

                           (A) In accordance with Section 7(c) of the Employment
                  Agreement, all options to purchase shares of the Company's common stock that Executive has been or may be granted prior to the Departure Date will vest as of the Departure Date (i.e., April 30, 2001). For convenience, EXHIBIT B hereto sets forth the options (with applicable option exercise prices and expiration dates) which Executive holds as of today.

                           (B) The Board of Directors, or the compensation
                  committee of the Board of Directors, of the Company has taken or will take such action as is necessary so that, with respect to the options granted with respect to year 2000 (granted in February 2001) and year 2001 (to be granted prior to the Departure Date, in accordance with Section 5(f) hereof), Executive will have until February 13, 2006 (in the case of the options granted with respect to 2000) and until February 15, 2007 (in the case of the options granted with respect to 2001) to exercise the options (collectively, the "Extended Options").

                           (C) In accordance with the terms of the option
                  agreements and the Company's stock incentive plan, because of Executive's "other business relationship" as a consultant to the Company, all options other than the Extended Options shall continue until the later of (i) their stated expiration date,
                  (ii) 90 days after the Termination Date (or, in the event Executive's services under Section 4 terminate earlier than the Termination Date as determined by mutual agreement between the Company and Executive or by a final arbitration decision to such effect, then 90 days from such earlier termination), or (iii) in the case of Disability or Death (as defined in the applicable stock option agreements), the date provided in the stock option agreements for such occurrence. In accordance with paragraph (B) of this Section 6(e) the Extended Options shall not expire until their stated expiration date regardless of earlier death, disability or other occurrence.

                           (D) The Company will provide reasonable and customary
                  cooperation in Executive's consummation of a "cashless exercise" with a broker in which the proceeds of the sale of shares of the Company common stock are used, directly or indirectly, to finance Executive's remittance of the exercise price on the options. Beginning on the third business day after the public disclosure of the Company's second quarter 2001 earnings, or such earlier time after the Departure Date as the Company reasonably determines is appropriate, the Company will in no event assert that Executive is in possession of information regarding the Company such that there is a basis for the Company to not provide such cooperation. The Company has agreed that the payment of the exercise price for any such option also may be made, in accordance with the terms of the Stock Option Agreements, by Executive in the form of shares of Company stock which are unrestricted and which have been held by Executive for at least six (6) months. In the event of Executive's death, Executive's options shall be exercisable by Executive's legal representative or legatee in accordance with their terms.

         (f) EXCISE TAX. The Company has determined in good faith, after consultation with Arthur Anderson LLP, that none of the payments provided hereunder is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. The provisions of
         Section 7(d) of the Employment Agreement shall survive the

         Termination Date. Notwithstanding the provisions of the Employment Agreement, however, for purposes of application of said Section 7(d) of the Employment Agreement and for purposes of this Agreement, the term "Accounting Firm" shall be deemed to refer to Arthur Anderson LLP.

         (g) OUTPLACEMENT SERVICES. Executive may retain, in his sole discretion, services of a recognized professional outplacement services firm, including but not limited to David Kyle of Lind and Kyle Consultants, to provide such services to Executive as Executive may require to find employment between the date hereof and the date Executive accepts full time employment (including self-employment) or one (1) year following the Departure Date, whichever occurs first. The Company will reimburse Executive for up to Twenty-Five Thousand Dollars ($25,000) in services rendered by the outplacement services firm in accordance with the provisions of this Section 6(g). If Executive so elects, Executive and the Company will select a mutually agreeable outplacement services firm (which may include Lind and Kyle) to be retained by the Company to provide the outplacement services described in this Section 6(g), in which event the Company shall pay the outplacement services firm directly for services rendered to and on behalf of Executive.

         (h) PROFESSIONAL ADVICE. The Company will reimburse Executive for up to Fifteen Thousand Dollars ($15,000) in attorneys' fees actually incurred by Executive in association with his departure from and termination of employment with the Company, including review of the Employment Agreement and professional services leading to the execution of this Agreement. The Company will reimburse Executive for up to Five Thousand Dollars ($5,000) for tax advice obtained by Executive from a public accounting firm or other financial advisor associated with and relating to his departure from and termination of employment with the Company.

         (i) DEFERRED COMPENSATION. Executive may elect to defer the payout of his vested deferred compensation so that it will be paid out over a term of five (5) years following the Termination Date. To make such an election, Executive must submit written notice thereof to the Company's General Counsel not later than ten (10) business days following the execution of this Agreement.

         (j) LITIGATION ASSISTANCE. Executive agrees to provide reasonable cooperation in connection with any ongoing or future litigation matter in which his knowledge and experience as to the matter involved makes his assistance of value to the Company, as determined by the Company in its reasonable discretion.

7.       MATERIAL BREACH.

                           (A) In the event that Executive willfully and
                  materially breaches the terms of Sections 8(b), 10 (but only to the extent that Section 10 incorporates by reference Sections 6(b) and Annex B of the Employment Agreement), 11, 12, 13(a), 13(c), 13(d) or 13(e) of this Agreement (a "Material Breach") at any time after the date hereof and within twenty-four (24) months following the Termination Date (or, with respect to a particular provision, until the expiration of his obligations with respect to such provision), in addition to the Company's rights to obtain equitable relief or damages for such breach, the Company may suspend the full original or remaining amount of each tranche of Extended Options (any such suspended options, "Suspended Options"). The Company shall suspend Executive's right to exercise the Suspended Options by (i) filing a request for arbitration within a reasonable time after any senior manager (i.e., any individual holding the title of Senior Vice President or higher) learns of the Material Breach, which request specifically states that the Company is suspending Executive's right to exercise, or (ii) in the event the Company reasonably determines that Executive's asserted Material Breach is curable, by sending Executive a written notice describing the Material Breach and the steps Executive must take to cure such Material Breach. In the event that the Company asks Executive to cure a Material Breach and Executive fails to cure such breach to the Company's satisfaction within five (5) business days following delivery to Executive of written notice from the Company, the Company then may commence an arbitration proceeding, in which case Executive's right to exercise the Suspended Options will remain suspended. In the event that an arbitrator determines that Executive has not committed a Material Breach, the arbitrator may award Executive damages directly caused by the suspension of Executive's right to exercise the Suspended Options. In the event that an arbitrator determines that Executive has committed a Material Breach, the exercise period of the Suspended Options shall terminate immediately without further action or decision by the arbitrator, without prejudice to the Company's right to obtain equitable relief or damages for such Material Breach; provided that an award of additional damages (if any) shall take into account termination of the Suspended Options. Nothing contained herein otherwise shall be deemed to limit the Company's right to obtain equitable relief or damages for a Material Breach that occurs prior to or within twenty-four
                  (24) months following the Termination Date.

                           (B) Because a violation prior to the Termination Date
                  by Executive of Sections 13(a) or 13(e) of this Agreement may cause the Company to incur great and irreparable damage, Executive and Company agree that if Executive willfully and materially breaches Sections 13(a) or 13(e) of this Agreement prior to the Termination Date, then, in addition to whatever other remedies the Company may have, the Company's obligations to make or continue to make future payments and deliveries ("Payments") under Sections 5(a) (base salary), 5(b) (2001 cash bonus) and 5(e) (2001 Grant and 2002 Vesting Shares) shall cease (a "termination for Cause"), PROVIDED, HOWEVER, that any termination for Cause shall be subject to the following:

                           (i) Notice of intention to terminate for Cause has been given to Executive in writing by the Company within 30 days after the Chief Executive Officer of the Company learns of the act, failure to act or event (or latest in a series of acts, failures to act or events) constituting Cause;

                           (ii) Executive has been given written notice of the particular acts, failures to act or events which forms the basis for the Company's assertion for a termination for Cause and has been afforded at least 30 days in which (A) to present his position with respect to such basis in writing in person with counsel present at a meeting of the Company's Board of Directors and, (B) if, in the reasonable judgment of the Company, such act, failure to act or event is curable, Executive has been given a reasonable opportunity to cure the asserted basis for Cause; and

                           (iii) In the event that two-thirds of the Company's outside Board of Directors reasonably determines that Executive's written statement of his position with respect to the Company's assertion of Cause is not satisfactory and, if curable, Executive failed to cure to the Company's reasonable satisfaction, the Company then may commence an arbitration proceeding to establish its right to terminate for Cause. In the event that an arbitrator determines that the Company does not have a right to terminate for Cause, the Company's obligation to continue making Payments under Sections 5(a), 5(b) and 5(e) shall continue. The arbitration shall take place in accordance with the procedures described in paragraph 17(e) hereof. In the event that the date of payment for any Payment occurs while the process described in subsections (i) through (iii) hereof is pending, the Company shall pay that installment of the cash (and deliver the shares contemplated by Section 5(e)) into an escrow account in accordance with and subject to the escrow provisions of Section 17(e) hereof. The arbitrator shall direct that the amount held in escrow, including accrued interest (and dividends on shares), be paid over to the prevailing party. Nothing in this
                           Section 7(B) shall be deemed to preclude the Company or Executive from seeking equitable relief in a court as specified in, and for the limited purposes set forth in, this Agreement (or the Employment Agreement, to the extent incorporated herein).

                  The provisions of this Section 7(B) shall not apply after a Change in Control (as defined in the Employment Agreement) or after the Termination Date, and after a Change in Control or after the Termination Date the Company's remedy for a breach by Executive of Sections 13(a) or 13(e) shall be to (i) to the extent permitted, take the actions contemplated by Section 7(A) and/or (ii) seek injunctive relief and/or (iii) bring an arbitration proceeding for monetary damages.

8.       RELEASE OF CLAIMS.

         (a) Executive, on behalf of himself and his successors, heirs, assigns, executors, administrators and/or estate, hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, divisions and related or affiliated entities, and each of their respective predecessors, successors or assigns, and the officers, directors, partners, shareholders, representatives, employees and agents of each of the foregoing (the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), known or unknown, that directly or indirectly arise out of, relate to or concern Executive's employment or termination of employment with the Company ("Claims"), which Executive has, owns or holds, or at any time heretofore had, owned or held against the Releasees up to the date on which Executive executes this Agreement, including without limitation, express or implied, all Claims for: breach of express or implied contract; promissory estoppel; fraud, deceit or misrepresentation; intentional, reckless or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations; discrimination on any basis under federal, state or local law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, The Age Discrimination in Employment Act, as amended, and the [California Fair Employment and Housing Act, Cal. Gov't. Code Sections 12940, ET SEQ., as amended;] and all claims for defamation or damaged reputation.

         (b) Executive represents and warrants that he has not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court. Executive further represents and warrants that he has not assigned or transferred to any person or entity any Claims or any part or portion thereof.

         (c) Executive agrees that he will not hereafter pursue any Claim against any Releasee (including without limitation any claim seeking reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney's fees, or costs) by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of Executive's employment; PROVIDED, however, that nothing in this Section 8 shall be deemed to release the Company from any claims that Executive may have (i) under this Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes, the by-laws of the Company and Section 4(b) of the Employment Agreement, (iii) vested pension or retirement benefits under the terms of qualified employee pension benefit plans,
         (iv) accrued but unpaid wages, or (v) for excise tax payments pursuant to Section 7(d) of the Employment Agreement.

9.       RELEASE BY THE COMPANY.

         (a) The Company, on behalf of itself, its subsidiaries, divisions and related or affiliated entities and each of their respective predecessors, successors or assigns hereby irrevocably and unconditionally releases, acquits and forever discharges Executive, Executive's successors, heirs, assigns, executors, administrators and/or estate (the "Slater Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) that directly or indirectly arise out of, relate to or concern Executive's employment or termination of employment with the Company (the "Company Claims") which the Company has, owns or holds, or at any time heretofore had, owned or held against the Slater Releasees up to the date on which it executes this Agreement.

         (b) The Company represents and warrants that it has not filed any complaints or charges asserting any Company Claims against the Slater Releasees with any local, state or federal agency or court. The Company further represents and warrants that it has not assigned or transferred to any person or entity any Company Claims or any part or portion thereof.

         (c) The Company agrees that it will not hereafter pursue any Company Claims against any Slater Releasees by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of Executive's employment; PROVIDED, HOWEVER, that nothing in this Section 9 shall be deemed to release Executive from any claims the Company may have (i) under this Agreement, or (ii) for breaches prior to the date hereof of the nondisclosure provisions of Section 6 of the Employment Agreement or Annex B to the Employment Agreement.

10. EMPLOYMENT AGREEMENT. Except as set forth in the next sentence or as expressly provided elsewhere in this Agreement, this Agreement supersedes all provisions of the Employment Agreement as of the Termination Date only. Nothing contained herein, however, shall be deemed to terminate Executive's obligations to the Company or the Company's obligations to Executive under Sections 4(b) (Indemnification), 6 (Records/Nondisclosure/Company Policies), 7(d) (Excise Tax Payment), 8(c) (Specific Enforcement), and 13(a) (Resolution of Disputes) (as modified by Section 17 hereinbelow) of the Employment Agreement, Annexes A (Code of Ethics) or B (Nondisclosure Agreement, provided however that Executive's obligation to return documents in accordance with Annex B shall be effective as of the Termination Date and not as of the Departure Date except as the Company may otherwise request in writing) thereto, or the Company's Stock Option Plan or the Stock Option Agreements entered into by Executive from time to time (as modified by Section 6(f) hereinabove).

11. RETURN OF PROPERTY. In accordance with Section 4 of the Nondisclosure Agreement, dated as of March 9, 1998, by and between Executive and Bay Apartment

         Communities, Inc. (a predecessor name to the Company), and incorporated in the Employment Agreement as Annex B ("Nondisclosure Agreement"), Executive agrees that promptly following the Departure Date he will return to the Company (a) all records, manuals, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in Executive's possession or control dealing with Confidential Information (as defined in Section 8 of the Nondisclosure Agreement) and, (b) other property, in each case except to the extent that the Company agrees Executive may retain such material for purposes of fulfilling his consulting duties under Section 4. In any event, Executive may retain his laptop computer until the Termination Date. For the purpose of avoiding confusion, prior to the Departure Date Executive shall provide Company with a letter that lists the furniture and other items which are owned by Executive but which are currently used in the Company's offices, and in the event that such items remain (with the Company's consent) in the Company's offices after the Departure Date, Executive may reclaim such items upon reasonable notice.

12. ADVERSE ACTIONS. Executive agrees that for forty-eight (48) months following the date Executive executes this Agreement without the prior written consent of the Company Executive shall not, directly or indirectly or in any manner, or solicit, request, advise, assist or encourage any other person or entity to, (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control (as that term is defined in the Employment Agreement) of the Company, including, for these purposes, without limitation, a valuation of the Company; (b) seek to change or control in any manner the management or the Board of Directors of the Company, or the business, operations or affairs of the Company; or (c) undertake an investment (other than in respect to the equity rights described in Section 6 above) in the Company.

13.      NON-DISPARAGEMENT, NONDISCLOSURE AND NON-SOLICITATION.

         (a) NON-DISPARAGEMENT. Executive and Company each agree that, if asked about the other, he or it will only speak or write positively of the other. However, for the purpose of avoiding disputes and litigation arising from a violation of this Section 13(a), Executive and Company each agree that there will only be a violation of this covenant if a party willfully disparages the other with the intent of harming the other. References to the Company in this Section 13(a) mean the following individuals of the Company: the Company's directors and any officer of the Company who holds a title equal to or senior to Senior Vice President. The provisions of this Section 13(a) shall not apply to any truthful statement required to be made by Executive or any director or senior officer of the Company, as the case may be, in any legal proceeding, governmental or regulatory investigation, in any public filing or disclosure legally required to be filed or made, and also shall not apply to any confidential discussion or consultation with professional advisors.

         (b) NON-DISCLOSURE OF TERMS OF AGREEMENT. Executive agrees not to disclose the terms of this Agreement, except (i) to Executive's professional advisors, including accountants and attorneys (provided they agree to keep such information confidential), (ii) to the extent that, prior to Executive's disclosure, the Company has previously disclosed such information publicly, whether in its filings with the Securities & Exchange Commission or otherwise, and (iii) (A) pursuant to a valid subpoena or (B) as otherwise required by law, but in either
         (iii)(A) or (iii)(B) only after providing the Company, to the attention of its Chief Executive Officer, with prior written notice and reasonable opportunity to contest such subpoena or other requirement. In the case of the circumstances contemplated by subsections 13(b)(iii)(A) or (B), written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if disclosure is compelled earlier, not later than the next business day following Executive's receipt of notice compelling such disclosure.

         (c) NON-DISCLOSURE. In furtherance of Executive's obligations under this Agreement, Executive further agrees that he shall not disclose, provide or reveal, directly or indirectly, any confidential information concerning the Company, including without implication of limitation, their respective operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (i) a valid subpoena or (ii) as otherwise required by law, but in either case only after providing the Company, to the attention of its Chief Executive Officer, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if disclosure is compelled earlier, not later than the next business day following Executive's receipt of notice compelling such disclosure.

         (d) COMPETITION. Until the Termination Date, Executive will be subject to and agrees to observe Section 8(a) of the Employment Agreement (as modified on July 30, 1999). The Company confirms that the Chief Executive Officer of the Company has been delegated by the Board (by resolution dated February 14, 2001) authority, without further Board consent, to provide a waiver to Executive of his obligations under
         Section 8(a) of the Employment Agreement. The Company agrees that nothing in this or any other agreement prohibits Executive, after the Termination Date, from competing with, or providing services to an entity that competes with, the Company; that such competition or services alone would not constitute a violation of this or any other agreement or law; and that the Company will not assert that such competition or services alone constitutes a violation of this or any agreement or law on the theory that it inevitably would result in the disclosure of confidential information or trade secrets. This provision, however, shall not relieve Executive of any obligation Executive may have under the Employment Agreement, Annex B thereto, or common or statutory law not to actually disclose trade secrets or confidential information. Nor does this provision relieve Executive of his obligations under Section 12 or the other paragraphs of Section 13 of this Agreement.

         (e) NON-SOLICITATION. Commencing with the date of execution of this Agreement and continuing until two (2) years following the Termination Date, Executive shall not solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, venture or other business entity, including any business operated by Executive as a sole proprietorship or for employment by Executive personally, any employee of the Company or any person who was formerly employed by the Company within the preceding six (6) months, unless such person's employment was terminated by the Company. The provisions of this Section 13(e) shall not apply to any solicitation by Executive of Brenda Putnam, provided such solicitation occurs on or after June 30, 2001.

14. EXCLUSIVITY. This Agreement sets forth all the consideration to which Executive is entitled by reason of the termination of Executive's employment, and Executive agrees that he shall not be entitled to or eligible for any payments or benefits under any other Company severance, bonus, retention or incentive policy, arrangement, plan or agreement.

15. TAX MATTERS. All payments and other consideration provided to Executive pursuant to this Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes; provided, that nothing contained in this
         Section 15 affects Executive's independent obligation and primary responsibility, which obligation and responsibility Executive hereby affirms, to determine and make proper judgments regarding the payment of taxes under applicable law.

16.      REALEUM INVESTMENT.

         (a) On or about July 5, 2000, Executive was granted 1,000 LLC shares in AvalonBay Trillium Employee LLC ("Trillium LLC") under the Company's Special Technology Equity Grant Plan. Notwithstanding Section 3.1 of the Vesting Certificate related to such grant, on the Departure Date such 1,000 LLC shares shall vest. The Company hereby waives its right, under Section 3.4 of such Vesting Certificate, to exercise its repurchase right.

         (b) On or about July 5, 2000, Employee purchased, pursuant to the Company's Special Technology Equity Purchase Plan, 81,274 LLC shares in Trillium LLC for an aggregate purchase price of $26,820.42. Such purchase was subject to a Vesting Certificate. The Company hereby waives its right, under Section 3.4 of such Vesting Certificate, to exercise its repurchase right.

         (c) The Company shall provide information regarding Trillium LLC to Executive to the same extent as the Company provides information regarding Trillium LLC generally to those members of Trillium LLC who are employees of the Company, provided that the Company may require a reasonable confidentiality letter before providing such information.

17.      ARBITRATION.

         (a) Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be resolved in the manner set forth in Section 13(a) (Resolution of Disputes) of the Employment Agreement, as modified by this Section 17.

         (b) In the event any legal action or proceeding, including arbitration or declaratory relief, is commenced by the Company with respect to any controversy or claim arising out of or relating to this Agreement or the breach hereof, or otherwise to enforce any rights or obligations under this Agreement, the arbitrator or, in the case of a claim for equitable relief, the judge in such proceeding (i) shall have discretion to award to Executive if Executive is the prevailing party reasonable attorney's fees and costs, if any, in said action or proceeding, but (ii) regardless of the outcome in said action or proceeding, shall not award to the Company any of its attorney's fees or costs.

         (c) In the event any legal action or proceeding, including arbitration or declaratory relief, is commenced by Executive with respect to any controversy or claim arising out of or relating to this Agreement or the breach hereof, or otherwise to enforce any rights or obligations under this Agreement, the arbitrator or, in the case of a claim for equitable relief, the judge in such proceeding shall have discretion to award the prevailing party reasonable attorney's fees and costs, if any, in said action or proceeding.

         (d) An award of attorney's fees and costs pursuant to subsections (b) or (c) above shall take into account the amount or degree of relief awarded to the prevailing party relative to that party's demands. An award of reasonable attorney's fees and costs also shall take into account any offer of settlement or judgment by the non-prevailing party. Attorney's fees and costs incurred by the prevailing party from and after the date of such an offer of settlement or judgment may be limited or eliminated to the extent that the value of the final judgment in favor of the prevailing party does not materially exceed the value of the offer of settlement or judgment.

         (e) It is the intention of the Company to fulfill its obligations and make all payments and deliveries required under this Agreement. A non-material breach by Executive of this Agreement shall not justify the Company's failure to pay or deliver, it being the understanding that in the case of a non-material breach the Company's remedy is to commence an arbitration proceeding to determine the damages to the Company, which damages then may be set off against future payments. However, in the event Executive believes that any payments or deliveries are owed to Executive by the Company under this Agreement and have not been paid or delivered when due, Executive may make a written demand for payment or delivery. In such event, there shall be deemed to be a "Dispute." In the event of a Dispute, the Company shall deposit the overdue payment and delivery on which the Dispute is based to a mutually acceptable escrow agent to be held in an escrow account pending an arbitration award or satisfactory resolution of the Dispute by the parties. The escrowed cash payments shall be invested as directed by the Company, but if cumulative earnings as of the end of any calendar month are less than 18% (eighteen percent) on an annualized basis compounded monthly the Company shall pay an amount equal to the shortfall of such cumulative earnings into the escrow account monthly until the Dispute is resolved (said fees, deliveries, payments, or other consideration, together with interest thereon hereinafter referred to as the "Escrow"). Promptly following the commencement of a Dispute, Executive and the Company shall commence an arbitration proceeding to determine whether in fact the Company owes the Escrow to Executive. The arbitrator shall direct that the Escrow be paid over to the prevailing party. In connection with such arbitration, the Company shall advance Executive reasonable attorney's fees, subject to Executive's undertaking to repay such advanced fees in the event that Executive does not prevail on any material issue. In the event that the Company prevails in such an arbitration and the arbitrator finds that Executive's commencement of the Dispute was (i) not made in good faith or (ii) was reckless, then Executive shall pay to the Company interest on (i) the deposits made by the Company into the Escrow from time to time and (ii) the amount of advances for attorney's fees made from time to time at a rate of 8% (eight percent) (on an annualized basis compounded monthly).

18.      NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS

         (a) Executive is advised to consult with an attorney and tax advisor before signing this Agreement. Executive acknowledges that he has consulted with an attorney of his choice.

         (b) Executive acknowledges and agrees that the Company's promises in this Agreement include consideration in addition to anything of value to which Executive is otherwise entitled by reason of the termination of his employment.

         (c) Executive acknowledges that he has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. If Executive breaches any of the conditions of the Agreement within the twenty-one (21) day period, the offer of this Agreement will be withdrawn and Executive's execution of the Agreement will not be valid. In the event that Executive executes and returns this Agreement within twenty-one (21) days or less of the date of its delivery to Executive, Executive acknowledges that such decision was entirely voluntary and that Executive had the opportunity to consider this letter agreement for the entire twenty-one (21) day period.

         (d) By signing this Agreement, Executive acknowledges that he is doing so voluntarily and knowingly, fully intending to be bound by this Agreement. Executive also acknowledges that he is not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement. Executive understands that this Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever by the Company against Executive and that the Company specifically disclaims any liability or wrongdoing whatsoever against Executive on the part of itself and its officers, directors, shareholders, employees and agents. Executive understands that if he does not enter into this Agreement and bring any claims against the Company, the Company will dispute the merits of those claims and contend that it acted lawfully and for good business reasons with respect to Executive.

         (e) In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Executive or the Company. Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Agreement.

         (f) Any notices required to be given under this Agreement shall be provided in writing and delivered by hand or certified mail, and shall be deemed to have been duly given when received at the following addresses, unless and to the extent that notice of change of address has been duly given hereunder

                  If to Executive at:

                  Mr. Robert Slater
                  816 Emerald Drive
                  Alexandria, VA 22308

                  with a copy to:

                  Herbert W. Krueger, Esq.
                  Mayer Brown & Platt
                  190 South LaSalle Street
                  Chicago, IL 60603-3441

                  If to the Company, to it at:

                  AvalonBay Communities, Inc.
                  2900 Eisenhower Avenue, Third Floor
                  Alexandria, VA 22314
                  Attention: Chief Executive Officer

                  with a copy to:

                  AvalonBay Communities, Inc.
                  2900 Eisenhower Avenue, Third Floor
                  Alexandria, VA 22314
                  Attn:  General Counsel
                  and a copy to:

                  Robert M. Lieber, Esq,
                  Littler Mendelson, PC
                  650 California St., 20th Floor
                  San Francisco, CA 94108-2693

         (g) The law of the State of Virginia will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

         (h) In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties' intent if possible. If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

         (i) This Agreement may be modified only by a written agreement signed by Executive and an authorized representative of the Company.

         (j) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements between the parties with respect to any related subject matter.

         (k) This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

         If Executive agrees to these terms, please sign and date below and return this Agreement to the Company's Chief Executive Officer by March 1, 2001. This Agreement may be executed in counterparts and/or by facsimile transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                                       Sincerely,

                                       AvalonBay Communities, Inc.

                                       By: \s\ RICHARD L. MICHAUX
                                           --------------------------------
                                           Richard L. Michaux

                                          Its: Executive Chairman

Accepted and Agreed to:


\s\ ROBERT SLATER
--------------------------------
    Robert Slater

Dated:
      --------------------------